EXHIBIT 10.48

WEALTH MANAGEMENT

BUSINESS BUILDING INCENTIVE PLAN

The primary responsibility of the Executive Vice President of Wealth Management is to increase revenues from the Wealth Management business line.  The intent of this incentive plan is to reward as the Wealth Management division meets and exceeds performance targets.

INCENTIVE STRUCTURE

There is a target payment of $180,000, with range of 0% to 150% based upon actual performance.

Performance will be measured in terms of achieving targeted levels of pre-tax earnings, revenues, and net new assets under management, with each metric having equal weighting.  Net new assets under management will be inclusive of all cash flows including, but not limited to, new business, solicited additions/upgrades, lost business, contributions, and distributions.  This will be measured by taking the change in net assets under management, less market appreciation/depreciation and investment income.  Pre-tax earnings results will be net of any payment under this or any other incentive plan.

Performance goals will be mutually agreed upon, and will likely represent at least 10% growth in pre-tax earnings and revenues over the prior year, and the net new assets under management needed to support that level of growth.  Goals should be achieved through organic growth in the existing product lines, excluding any revenue or asset growth through acquisitions or mergers.  Goals and/or results may be adjusted to reflect extraordinary events, including, but not limited to, acquisitions or mergers.

Performance will be assessed based upon the combined performance of the Wealth Management product lines including Washington Trust Investors, Weston Financial, and Client Services.

The plan payment is determined by assessing achievement of each metric individually against the performance grid below, and averaging the results.  The target payment of $180,000 is multiplied by this average to determine final payment under the plan.

Performance vs. Plan	Payout as a % of Target
< 70%	0%
70% to 77.4%	25%
77.5% to 82.4%	50.0%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75.0%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125.0%
112.5% to 117.4%	137.5%
117.5% +	150%
If the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, all participants will be required to reimburse the Corporation for any plan payment that would not have been earned based on the restated financial results.

PRINCIPAL PROVISIONS

Term of the Program
The term of this program is one year.  This plan supersedes all previous plans for participants.

Eligible Participants
The Executive Vice President of Wealth Management is the only participant in this program.  This incentive is in addition to his incentive under the Annual Performance Plan.

Administration
The Board of Directors has responsibility for establishing goals and determining plan payments.  The Board has delegated responsibility for review of plan parameters, goals and payments to the Compensation and Human Resources Committee.

Plan payments will be determined by the Compensation and Human Resources Committee.  Regardless of the actual award levels determined by the plan parameters, the Bank reserves the right to modify any award. The decisions of the Compensation and Human Resources Committee will be considered final, binding, and conclusive on all parties.

The Board of Directors and/or the Compensation and Human Resources Committee reserves the right to suspend, modify or terminate the plan at any time.

Individual Performance and Incentive Payments
An individual is expected to fully meet all major job requirements in order to qualify for incentive compensation.  An individual is expected to be forthright and honest with regard to all items submitted in calculating incentive payments.  Any intent to deceive or defraud can result in disciplinary action up to and including termination.

Compliance with all Bank and/or Department policies and procedures is essential.  This includes, but is not limited to, the following of investment policies and the proper and timely documentation of all work.  Any violation of Bank policy can result in loss of incentive compensation as well as loss in employment.

Payment
Incentive compensation will be paid as soon as practical after final results can be quantified.  Participants must be active employees or retirees of The Washington Trust Company on December 31st of the Plan year in order to qualify for payment.  Participants who terminate employment with the Bank (for reasons other than retirement) prior to December 31st of the Plan year will not be eligible to receive any payment from the Plan.  Employees who retire from eligible status will be eligible for a pro-rated payment.

This is not a tax qualified plan, which means that all payments are subject to ordinary taxation.  Participants may defer any or all of the Plan payment into The Washington Trust Company Nonqualified Deferred Compensation Plan.

Claims To Awards And Employment Rights
Eligibility to participate in this program does not confer any right on the participant to continue in the employ of the organization or limit, in any way, the right of the employer to terminate at will.